EXHIBIT 21

KB HOME AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

The following subsidiaries* of KB Home were included in the November 30, 2008 consolidated financial statements:

Percentage of
Voting Securities
Owned by
the Registrant
or a
Subsidiary of
Name of Company	the Registrant
Arizona
KB HOME Phoenix Inc.	100
KB HOME Sales — Phoenix Inc.	100
KB HOME Sales — Tucson Inc.	100
KB HOME Tucson Inc.	100

California
KB HOME Central Valley Inc.	100
KB HOME Coastal Inc.	100
KB HOME Greater Los Angeles Inc.	100
KB HOME Insurance Agency Inc.	100
KB HOME Sacramento Inc.	100
KB HOME South Bay Inc.	100

Colorado
KB HOME Colorado Inc.	100

Delaware
KB HOME Atlanta LLC	100
KB HOME Charlotte Inc.	100
KB HOME DelMarVa Inc.	100
KB HOME District of Columbia Inc.	100
KB HOME Florida LLC	100
KB HOME Fort Myers LLC	100
KB HOME Georgia LLC	100
KB HOME Gold Coast LLC	100
KB HOME Gulf Coast Inc.	100
KB HOME Illinois Inc.	100
KB HOME Indiana Inc.	100
KB HOME Jacksonville LLC	100
KB HOME Maryland Inc.	100
KB HOME New Orleans Inc.	100
KB HOME North Carolina Inc.	100
KB HOME Orlando LLC	100
KB HOME Raleigh-Durham Inc.	100
KB HOME/Shaw Louisiana LLC	100
KB HOME South Carolina Inc.	100
KB HOME Tampa LLC	100
KB HOME Treasure Coast LLC	100
KB HOME Virginia Inc.	100
KB HOME Wisconsin LLC	100
KB Urban Inc.	100

Percentage of
Voting Securities
Owned by
the Registrant
or a
Subsidiary of
Name of Company	the Registrant
Rate One Holdings, Inc.	100
rateOne Home Loans, LLC	100

Florida
KB HOME Title Services Inc.	100

Georgia
Colony Homes, L.L.C.	100

Illinois
KB HOME Mortgage Company	100

Michigan
Keywick, Inc.	100

Nevada
KB Home Kyle Inc.	100
KB HOME Nevada Inc.	100
KB HOME Reno Inc.	100

New Mexico
KB HOME New Mexico Inc.	100

Texas
KB HOME Lone Star Inc.	100
KBSA Inc.	100

*	Certain subsidiaries have been omitted from this list. These subsidiaries, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(u) of Regulation S-X.